Exhibit 99.1

News Release
Media Contact:	Goodrich Corporation
Lisa Bottle +1 704 423 7060	Four Coliseum Centre
2730 West Tyvola Road
Laurie Tardif +1 704 423 7048	Charlotte, NC 28217-4578
Tel: 704 423 7000
Investor Relations:	Fax: 704 423 7002
Paul Gifford +1 704 423 5517	www.goodrich.com
For Immediate Release
Goodrich Announces Increased Outlook for 2010 Net Income per Diluted Share and Second Quarter 2010 Results
•
Full year 2010 outlook for net income per diluted share increased to $4.30 — $4.45. Sales outlook remains unchanged at approximately $7.1 billion. Net cash provided by operating activities, minus capital expenditures, remains unchanged, and is expected to exceed 85 percent of net income.

•
Second quarter 2010 income from continuing operations per diluted share of $1.24, compared to second quarter 2009 income from continuing operations per diluted share of $1.15. Second quarter 2010 net income per diluted share of $1.24, compared to second quarter 2009 net income per diluted share of $1.40.

•	Second quarter 2010 segment operating income of $307 million, compared to second quarter 2009 segment operating income of $272 million. Segment operating income margin rose to 17.9 percent.
•	Second quarter 2010 sales of $1,718 million compared to second quarter 2009 sales of $1,700 million.
CHARLOTTE, N.C., July 29, 2010 — Goodrich Corporation (NYSE: GR) announced results today for the second quarter 2010 and increased its outlook for 2010 net income per diluted share.
Commenting on the company’s performance and its 2010 outlook, Marshall Larsen, Chairman, President and Chief Executive Officer said, “For the first time in several quarters, our results are showing year-over-year growth in sales. This growth, combined with our continuing cost containment efforts, allowed us to report increased income per diluted share from continuing operations and the highest segment operating income margin we have reported since the third quarter 2008. Our commercial airplane aftermarket sales rose by about 3 percent sequentially, compared to the first quarter 2010, although they were about 3 percent lower than the second quarter 2009. We still expect sequential commercial aftermarket sales growth in each quarter of 2010, although we now expect full-year commercial aftermarket growth to be somewhat lower than our prior outlook. We continue to see positive trends in Goodrich aftermarket sales, as well as customer quote and order activity, which should provide momentum for the second half of 2010 and into 2011.”

Second Quarter 2010 Results
Goodrich reported second quarter 2010 income from continuing operations and net income of $159 million, or $1.24 per diluted share, on sales of $1,718 million. In the second quarter 2009, the company reported income from continuing operations of $146 million, or $1.15 per diluted share, and net income of $177 million, or $1.40 per diluted share, on sales of $1,700 million.
For the second quarter 2010 compared with the second quarter 2009, Goodrich sales changes by market channel were as follows:
•	Large commercial airplane original equipment sales decreased by 1 percent,
•	Regional, business and general aviation airplane original equipment sales decreased by 10 percent,
•
Large commercial, regional, business and general aviation airplane aftermarket sales decreased by 3 percent. Three of the company’s eight commercial businesses reported higher aftermarket sales in the second quarter 2010, compared to the second quarter 2009. Sequentially, commercial aftermarket sales were 3 percent higher than during the first quarter 2010, and

•	Defense and space sales of both original equipment and aftermarket products and services increased by 11 percent, including organic growth of about 2 percent.
The increase in income from continuing operations is attributable primarily to the impact of strong operational performance, continued success on cost containment initiatives and favorable revisions in estimates for certain long-term contracts, which was partially offset by the impact of lower aftermarket sales and a higher tax rate. Several of these factors are noted below:
•
The company reported an effective tax rate of 32 percent for the second quarter 2010, compared to an effective tax rate of 27 percent during the second quarter 2009. Compared to the second quarter 2009, second quarter 2010 results included additional tax expense of approximately $0.10 per diluted share, of which approximately $0.03 is related to the delay in renewal of the U.S. R&D tax credit.

•
The second quarter 2010 results included higher pre-tax income of $24 million, $15 million after-tax or $0.12 per diluted share, related to the revision of estimates for certain long-term contracts primarily in our aerostructures and aircraft wheels and brakes businesses, compared to the second quarter 2009. Total revisions in estimates for the second quarter 2010 were $33 million, pre-tax. Revisions in both periods were primarily related to favorable cost and operational performance, changes in volume expectations and sales pricing improvements and finalization of contract terms on current and/or follow-on contracts.

Additionally, the second quarter 2009 results included after-tax income from discontinued operations totaling $31 million, or $0.25 per diluted share, primarily associated with the resolution of a past environmental claim. There were no significant items related to discontinued operations during the second quarter 2010.
Net cash provided by operating activities, minus capital expenditures, for the second quarter 2010 was $193 million, an increase of $124 million from the same period in 2009. During the second quarter 2010, Goodrich contributed $12 million to its worldwide pension plans, compared to contributions of $152 million in the second quarter 2009. Capital expenditures were $31 million in the second quarter 2010, compared with capital expenditures of $39 million in the second quarter 2009. During the second quarter 2010 net cash provided by operating activities, minus capital expenditures, was approximately 121 percent of net income.
Year-to-date 2010 Results
For the first half of 2010, the company reported income from continuing operations of $269 million, or $2.10 per diluted share, on sales of $3,413 million, compared to first half 2009 income from continuing operations of $315 million, or $2.49 per diluted share, on sales of $3,396 million.
For the first half of 2010, the company reported net income of $270 million, or $2.11 per diluted share, on sales of $3,413 million, compared to first half 2009 net income of $347 million, or $2.74 per diluted share, on sales of $3,396 million.
The decrease in income from continuing operations is attributable primarily to the impact on income of lower aftermarket sales and a higher effective tax rate, which were partially offset by continued success on cost containment initiatives, increased favorable revisions of estimates on certain long-term contracts and several other factors. Several of these factors are noted below:
•
The company reported an effective tax rate of 35 percent for the first half of 2010, compared to an effective tax rate of 27 percent for the first half of 2009. Compared to the first half of 2009, first half 2010 results included additional tax expense of $0.27 per diluted share, of which $0.08 is related to the U.S. health care reform legislation and approximately $0.05 is related to the delay in renewal of the U.S. R&D tax credit.

•
The first half 2010 results included higher pre-tax income of $35 million, $22 million after-tax or $0.17 per diluted share, related to the revision of estimates for certain long-term contracts primarily in our aerostructures and aircraft wheels and brakes businesses, compared to the first half of 2009. Total revisions in estimates for the first half of 2010 were $49 million, pre-tax. Revisions in both periods were primarily related to favorable cost and operational performance, changes in volume expectations and sales pricing improvements and finalization of contract terms on current and/or follow-on contracts.

Additionally, the first half 2009 results included after-tax income from discontinued operations totaling $32 million, or $0.25 per diluted share, primarily associated with resolution of a past environmental claim. There were no significant items related to discontinued operations during the first half of 2010.
Net cash provided by operating activities, minus capital expenditures, for the first half of 2010 was $201 million, an increase of $100 million from the same period in 2009. During the first half of 2010, Goodrich contributed $117 million to its worldwide pension plans, compared to contributions of $160 million in the first half of 2009. Capital expenditures were $52 million in the first half of 2010, compared with capital expenditures of $73 million in the first half of 2009.
Business Highlights
•
In June, Goodrich acquired Crompton Technology Group, Ltd. (CTG), a leading designer and manufacturer of advanced carbon fiber composite products for the aerospace, defense, advanced vehicle and clean energy markets. CTG’s products are used on a number of diverse aerospace platforms in production and development. Primary aerospace products include transmission shafts for flight control and power drive systems as well as specialized pipes used in fuel systems.

•
In July, Goodrich announced that it had been selected by Qatar Airways to supply wheels and electrically-actuated brakes for its Boeing 787 aircraft. Qatar has 30 787 aircraft on order for delivery beginning in October 2011. The Goodrich electric braking system for the Boeing 787 uses Goodrich’s proprietary DURACARB® carbon brakes. DURACARB® carbon provides exceptional brake performance and 35% better brake life than competing carbon friction materials.

•
In July, Goodrich and Mubadala Aerospace signed a heads of agreement (HOA) to establish a joint venture company in the United Arab Emirates (UAE) to perform maintenance, repair and overhaul (MRO) work on landing gear. The joint venture company would be the Middle East’s first dedicated landing gear service provider once fully operational in 2012. The joint venture is subject to negotiation and execution of a definitive joint venture agreement.

2010 Outlook
The company’s 2010 sales outlook is based on market assumptions for each of its major market channels. The current market assumptions for the full year 2010, compared with the full year 2009, include:
•	Large commercial airplane original equipment sales are expected to increase by about 3 percent,
•	Regional, business and general aviation airplane original equipment sales are expected to decrease by 8 – 10 percent,

•
Large commercial, regional, business and general aviation airplane aftermarket sales are expected to grow at a low single-digit rate. Goodrich expects each quarter in 2010 to show sequential growth, with year-over-year sales growth in the second half of 2010, and

•
Defense and space sales of both original equipment and aftermarket products and services are expected to increase by more than 15 percent, including sales generated by the December 2009 acquisition of Atlantic Inertial Systems (AIS). Organic growth is expected to be more than 5 percent in 2010, compared to 2009.

The company’s full year 2010 sales outlook remains unchanged at approximately $7.1 billion. For the full year 2010, sales are expected to grow approximately 6 percent, compared to 2009 sales.
The outlook for 2010 net income per diluted share has been increased to $4.30 — $4.45, compared to the prior outlook of $4.15 — $4.40, driven primarily by better operating margin performance.
The 2010 outlook for net income includes a full-year effective tax rate of approximately 31 percent for 2010. The 2010 effective tax rate continues to include a full-year benefit of approximately 1.5 percent, or $0.10 per diluted share, related to an assumed extension of the U.S. R&D tax credit, which has not yet occurred.
For 2010, Goodrich continues to expect net cash provided by operating activities, minus capital expenditures, to exceed 85 percent of net income. This outlook reflects ongoing investments to support the current schedule for new airplane programs, such as the Boeing 787 and Airbus A350 XWB, and low-cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company expects capital expenditures for 2010 to be approximately $250 million and worldwide pension plan contributions to be approximately $150 million.

The supplemental discussion and tables that follow provide more detailed information about the second quarter 2010 segment results.

Goodrich will hold a conference call on July 29, 2010 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-312-1235.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ from expected performance include, but are not limited to:
•
demand for and market acceptance of new and existing products, such as the Airbus A350 XWB and A380, the Boeing 787 Dreamliner, the EMBRAER 190, the Mitsubishi Regional Jet (MRJ), the Bombardier CSeries, the Dassault Falcon 7X, the Lockheed Martin F-35 Lightning II and the Northrop Grumman Joint STARS re-engining program;

•	our ability to extend our commercial OE contracts beyond the initial contract periods;
•
cancellation or delays of orders or contracts by customers or with suppliers, including delays or cancellations associated with the Boeing 787 Dreamliner, the Airbus A380 and A350 XWB aircraft programs, and major military programs;

•	our ability to obtain price adjustments pursuant to certain of our long-term contracts;
•	the financial viability of key suppliers and the ability of our suppliers to perform under existing contracts;
•	the extent to which we are successful in integrating and achieving expected operating synergies for recent and future acquisitions;
•	successful development of products and advanced technologies;
•	the impact of bankruptcies and/or consolidations in the airline industry;
•	the health of the commercial aerospace industry, including the large commercial, regional, business and general aviation aircraft manufacturers;
•	global demand for aircraft spare parts and aftermarket services;
•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;
•	the possibility of restructuring and consolidation actions;

•	threats and events associated with and efforts to combat terrorism;
•	the extent to which changes in regulation and/or assumptions result in changes to expenses relating to employee and retiree medical and pension benefits;
•	competitive product and pricing pressures;
•
our ability to recover under contractual rights of indemnification for environmental, asbestos and other claims arising out of the divestiture of our tire, vinyl, engineered industrial products and other businesses;

•	the effect of changes in accounting policies or legislation, including tax legislation;
•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;
•	domestic and foreign government spending, budgetary and trade policies;
•
economic and political changes in international markets where we compete, such as changes in currency exchange rates, inflation, fuel prices, deflation, recession and other external factors over which we have no control;

•	the outcome of contingencies including completion of acquisitions, joint ventures, divestitures, tax audits, litigation and environmental remediation efforts; and
•	the impact of labor difficulties or work stoppages at our, a customer’s or a supplier’s facilities
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data
Segment Review
Quarter Ended June 30, 2010 Compared with Quarter Ended June 30, 2009

	Quarter Ended June 30,
			%	% of Sales
	2010	2009	Change	2010	2009
	(Dollars in millions)
NET CUSTOMER SALES
Actuation and Landing Systems	$608.1	$637.2	(5%)
Nacelles and Interior Systems	$577.4	$595.2	(3%)
Electronic Systems	$532.0	$467.3	14%

Total Sales	$1,717.5	$1,699.7	1%

SEGMENT OPERATING INCOME
Actuation and Landing Systems	$60.5	$62.8	(4%)	9.9%	9.9%
Nacelles and Interior Systems	$151.4	$135.2	12%	26.2%	22.7%
Electronic Systems	$95.1	$73.9	29%	17.9%	15.8%

Segment Operating Income	$307.0	$271.9	13%	17.9%	16.0%
Actuation and Landing Systems: Actuation and Landing Systems segment sales for the second quarter 2010 decreased from the second quarter 2009 primarily due to the following:
•	Lower large commercial airplane OE sales of approximately $15 million, primarily in our landing gear and actuation systems businesses;
•	Lower regional, business and general aviation airplane OE sales across most businesses of approximately $12 million; and
•	Lower other aerospace and non-aerospace sales across most businesses of approximately $13 million; partially offset by
•	Higher defense and space OE and aftermarket sales primarily in our landing gear and engine components businesses of approximately $6 million; and
•	Higher large commercial, regional, business and general aviation airplane aftermarket sales of approximately $5 million, primarily in our wheels and brakes business.

Actuation and Landing Systems segment operating income for the second quarter 2010 decreased from the second quarter 2009 primarily as a result of the following:
•	Lower income of approximately $11 million due to higher operating costs, primarily in our landing gear and actuation systems businesses; partially offset by
•	Favorable product mix partially offset by lower sales volume primarily in our landing gear business, which resulted in higher income of approximately $6 million; and
•	Favorable foreign exchange, including remeasurement of monetary assets/liabilities, of approximately $4 million.
Nacelles and Interior Systems: Nacelles and Interior Systems segment sales for the second quarter 2010 decreased from the second quarter 2009 primarily due to the following:
•	Lower large commercial, regional, business and general aviation airplane aftermarket sales of approximately $18 million, primarily in our aerostructures business; and
•	Lower defense and space OE and aftermarket sales of approximately $13 million, primarily in our interiors business; partially offset by
•	Higher large commercial airplane OE sales of approximately $12 million, across all businesses.
Nacelles and Interior Systems segment operating income for the second quarter 2010 increased from the second quarter 2009 primarily due to the following:
•
Higher income of approximately $28 million related to revisions in estimates for certain long-term contracts, which were primarily related to favorable cost and operational performance, changes in volume expectations and sales pricing improvements and finalization of contract terms on current and/or follow-on contracts; and

•	Reduced operating costs partially offset by unfavorable pricing across most businesses, which resulted in higher income of approximately $7 million; partially offset by
•	Lower sales volume partially offset by favorable product mix, primarily in our aerostructures business, which resulted in lower income of approximately $18 million.
Electronic Systems: Electronic Systems segment sales for the second quarter 2010 increased from the second quarter 2009 primarily due to the following:
•	Higher defense and space OE and aftermarket sales of approximately $62 million, across most businesses, including sales associated with the acquisition of AIS which occurred in December 2009; and
•	Higher other aerospace and non-aerospace sales of approximately $6 million primarily in our sensors and integrated systems and engine controls and electrical power systems businesses.

Electronic Systems segment operating income for the second quarter 2010 increased from the second quarter 2009 primarily due to the following:
•	Higher sales volume partially offset by unfavorable product mix across most businesses, which resulted in higher income of approximately $14 million; and
•	Favorable foreign exchange, including remeasurement of monetary assets/liabilities, of approximately $8 million; partially offset by
•
Higher operating costs across all businesses, including incremental costs associated with our recent acquisitions, offset by favorable pricing primarily in our sensors and integrated systems and engine controls and electrical power systems businesses.

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2010	2009	2010	2009
Sales	$1,717.5	$1,699.7	$3,412.7	$3,395.6
Operating costs and expenses:
Cost of sales	1,172.9	1,203.9	2,377.2	2,384.0
Selling and administrative costs	269.3	254.4	539.2	502.4

	1,442.2	1,458.3	2,916.4	2,886.4

Operating Income	275.3	241.4	496.3	509.2
Interest expense	(33.6)	(30.7)	(67.1)	(59.5)
Interest income	0.3	0.1	0.4	0.7
Other income (expense) — net	(4.4)	(6.4)	(10.8)	(10.8)

Income from continuing operations before income taxes	237.6	204.4	418.8	439.6
Income tax expense	(76.3)	(54.8)	(144.9)	(116.7)

Income From Continuing Operations	161.3	149.6	273.9	322.9
Income from discontinued operations — net of income taxes	0.1	31.2	1.3	31.7

Consolidated Net Income	161.4	180.8	275.2	354.6
Net income attributable to noncontrolling interests	(2.4)	(3.7)	(5.0)	(7.7)

Net Income Attributable to Goodrich	$159.0	$177.1	$270.2	$346.9

Amounts Attributable to Goodrich:
Income from continuing operations	$158.9	$145.9	$268.9	$315.2
Income from discontinued operations — net of income taxes	0.1	31.2	1.3	31.7

Net Income Attributable to Goodrich	$159.0	$177.1	$270.2	$346.9

Earnings per common share attributable to Goodrich:

Basic Earnings Per Share:
Continuing operations	$1.25	$1.16	$2.12	$2.51
Discontinued operations	—	0.25	0.01	0.25

Net Income Attributable to Goodrich	$1.25	$1.41	$2.13	$2.76

Diluted Earnings Per Share:
Continuing operations	$1.24	$1.15	$2.10	$2.49
Discontinued operations	—	0.25	0.01	0.25

Net Income Attributable to Goodrich	$1.24	$1.40	$2.11	$2.74

Dividends Declared Per Common Share	$0.27	$0.25	$0.54	$0.50

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2010	2009	2010	2009
Sales:
Actuation and Landing Systems	$608.1	$637.2	$1,221.2	$1,249.9
Nacelles and Interior Systems	577.4	595.2	1,133.2	1,227.4
Electronic Systems	532.0	467.3	1,058.3	918.3

Total Sales	$1,717.5	$1,699.7	$3,412.7	$3,395.6

Operating Income:
Actuation and Landing Systems	$60.5	$62.8	$129.9	$138.9
Nacelles and Interior Systems	151.4	135.2	270.2	283.9
Electronic Systems	95.1	73.9	165.9	141.0

Total Segment Operating Income (1)	307.0	271.9	566.0	563.8

Corporate General and Administrative Costs	(27.7)	(27.1)	(61.6)	(47.2)
ERP Costs	(4.0)	(3.4)	(8.1)	(7.4)

Total Operating Income	$275.3	$241.4	$496.3	$509.2

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	9.9%	9.9%	10.6%	11.1%
Nacelles and Interior Systems	26.2%	22.7%	23.8%	23.1%
Electronic Systems	17.9%	15.8%	15.7%	15.4%

Total Segment Operating Income as a Percent of Sales	17.9%	16.0%	16.6%	16.6%

(1)
Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments except for certain enterprise ERP expenses which were not allocated to the segments. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2010	2009	2010	2009
Numerator
Income from continuing operations attributable to Goodrich	$158.9	$145.9	$268.9	$315.2
Percentage allocated to common shareholders	98.6%	98.6%	98.6%	98.6%

	$156.8	$143.9	$265.2	$310.8

Denominator
Weighted-average shares	125.4	123.9	125.2	123.9
Effect of dilutive securities	1.1	1.1	1.2	0.8

Adjusted weighted-average shares and assumed conversion	126.5	125.0	126.4	124.7

Per share income from continuing operations
Basic	$1.25	$1.16	$2.12	$2.51

Diluted	$1.24	$1.15	$2.10	$2.49

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	June 30,	December 31,
	2010	2009
Current Assets
Cash and cash equivalents	$866.4	$811.0
Accounts and notes receivable — net	1,132.6	1,073.2
Inventories — net	2,386.3	2,290.4
Deferred income taxes	173.3	165.2
Prepaid expenses and other assets	37.1	59.6
Income taxes receivable	—	15.0

Total Current Assets	4,595.7	4,414.4

Property, plant and equipment — net	1,401.5	1,451.2
Prepaid pension	0.9	0.8
Goodwill	1,584.8	1,587.0
Identifiable intangible assets — net	617.1	633.2
Deferred income taxes	16.1	16.7
Other assets	575.4	638.1

Total Assets	$8,791.5	$8,741.4

Current Liabilities
Short-term debt	$20.7	$3.1
Accounts payable	562.8	547.8
Accrued expenses	1,072.8	1,037.4
Income taxes payable	36.5	0.5
Deferred income taxes	23.9	23.8
Current maturities of long-term debt and capital lease obligations	1.3	0.5

Total Current Liabilities	1,718.0	1,613.1

Long-term debt and capital lease obligations	2,007.9	2,008.1
Pension obligations	802.2	908.7
Postretirement benefits other than pensions	293.1	301.1
Long-term income taxes payable	171.1	171.1
Deferred income taxes	261.2	257.2
Other non-current liabilities	526.3	514.5
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 147,233,266 shares at June 30, 2010 and 145,241,995 shares at December 31, 2009 (excluding 14,000,000 shares held by a wholly owned subsidiary)	736.2	726.2
Additional paid-in capital	1,679.7	1,597.0
Income retained in the business	2,289.8	2,088.0
Accumulated other comprehensive income (loss)	(844.7)	(673.2)
Common stock held in treasury, at cost (21,950,768 shares at June 30, 2010 and 20,854,137 shares at December 31, 2009)	(889.6)	(817.0)

Total Shareholders’ Equity	2,971.4	2,921.0
Noncontrolling interests	40.3	46.6

Total Equity	3,011.7	2,967.6

Total Liabilities And Equity	$8,791.5	$8,741.4

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2010	2009	2010	2009
Operating Activities
Consolidated net income	$161.4	$180.8	$275.2	$354.6
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Income from discontinued operations	(0.1)	(31.2)	(1.3)	(31.7)
Pension and postretirement benefits:
Expenses	42.5	46.6	90.1	98.2
Contributions and benefit payments	(17.1)	(161.2)	(129.8)	(177.3)
Depreciation and amortization	67.8	63.9	134.9	123.6
Excess tax benefits related to share-based payment arrangements	(4.9)	(0.3)	(12.9)	(0.9)
Share-based compensation expense	15.0	18.2	33.2	31.6
Deferred income taxes	2.0	(2.4)	7.8	3.8
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	10.4	32.4	(90.1)	(67.7)
Inventories, net of pre-production and excess-over-average	7.8	19.3	0.4	(41.9)
Pre-production and excess-over-average inventories	(80.2)	(49.1)	(130.5)	(76.6)
Other current assets	4.7	3.4	2.4	1.6
Accounts payable	(24.0)	(76.7)	44.0	(35.2)
Accrued expenses	40.6	(2.0)	(12.0)	(104.0)
Income taxes payable/receivable	28.9	73.1	66.4	125.9
Other non-current assets and liabilities	(31.3)	(6.9)	(24.8)	(29.5)

Net Cash Provided By Operating Activities	223.5	107.9	253.0	174.5

Investing Activities
Purchases of property, plant and equipment	(30.7)	(39.0)	(51.6)	(73.2)
Proceeds from sale of property, plant and equipment	—	0.1	0.1	0.9
Payments made for acquisitions, net of cash acquired	(61.6)	(29.8)	(61.6)	(29.8)
Investments in and advances to equity investees	(0.5)	(0.5)	(1.0)	(1.0)

Net Cash Used In Investing Activities	(92.8)	(69.2)	(114.1)	(103.1)

Financing Activities
Increase (decrease) in short-term debt, net	16.7	4.5	17.8	2.7
Proceeds (repayments) of long-term debt and capital lease obligations	(0.1)	(120.1)	(0.1)	177.5
Proceeds from issuance of common stock	17.8	3.8	53.0	15.3
Purchases of treasury stock	(29.8)	(0.5)	(72.6)	(7.0)
Dividends paid	(34.2)	(31.3)	(68.3)	(62.5)
Excess tax benefits related to share-based payment arrangements	4.9	0.3	12.9	0.9
Distributions to noncontrolling interests	(10.7)	(0.8)	(11.3)	(7.3)

Net Cash Provided By (Used In) Financing Activities	(35.4)	(144.1)	(68.6)	119.6

Discontinued Operations
Net cash (used in) provided by operating activities	(0.2)	49.1	(0.4)	49.6
Net cash (used in) provided by investing activities	—	—	—	—
Net cash (used in) provided by financing activities	—	—	—	—

Net cash (used in) provided by discontinued operations	(0.2)	49.1	(0.4)	49.6
Effect of exchange rate changes on cash and cash equivalents	(7.1)	10.6	(14.5)	8.5

Net increase (decrease) in cash and cash equivalents	88.0	(45.7)	55.4	249.1
Cash and cash equivalents at beginning of period	778.4	665.1	811.0	370.3

Cash and cash equivalents at end of period	$866.4	$619.4	$866.4	$619.4

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2010	2009	2010	2009
Preliminary Income Statement Data:
Net Interest Expense	$(33.3)	$(30.6)	$(66.7)	$(58.8)

Other Income (Expense), Net:	$(4.4)	$(6.4)	$(10.8)	$(10.8)

- Divested business retiree health care	(2.6)	(2.7)	(5.3)	(6.1)
- Income (expense)related to previously owned businesses	(3.1)	(1.3)	(4.3)	(2.2)
- Equity in affiliated companies	1.1	(2.3)	(0.8)	(2.0)
- Other Income (expense)	0.2	(0.1)	(0.4)	(0.5)

Preliminary Cash Flow Data:
Dividends	$(34.2)	$(31.3)	$(68.3)	$(62.5)

Depreciation and Amortization	$67.8	$63.9	$134.9	$123.6

- Depreciation	46.3	46.3	93.3	89.5
- Amortization	21.5	17.6	41.6	34.1

Net Cash Provided By Operating Activities	$223.5	$107.9	$253.0	$174.5
Purchases of Property, Plant and Equipment (Capital Expenditures)	(30.7)	(39.0)	(51.6)	(73.2)

Net Cash Provided By Operating Activities minus Capital Expenditures (Free Cash Flow[1])	$192.8	$68.9	$201.4	$101.3

	June 30,	December 31,
	2010	2009
Preliminary Balance Sheet Data:
Preproduction and Excess-Over-Average Inventory	$954.7	$827.7
Short-term Debt	$20.7	$3.1
Current Maturities of Long-term Debt and Capital Lease Obligations	1.3	0.5
Long-term Debt and Capital Lease Obligations	2,007.9	2,008.1

Total Debt[2]	$2,029.9	$2,011.7
Cash and Cash Equivalents	866.4	811.0

Net Debt[2]	$1,163.5	$1,200.7

[1]
Free cash flow, which represents net cash provided by operating activities minus capital expenditures, is a cash performance measure used by the Company. It is a non-GAAP financial measure that the Company believes provides a relevant measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of the Company’s common stock and distribution of earnings to shareholders.

[2]
Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.